SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G
 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No.____)*

TXU CORP.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

873168108

(CUSIP Number)

December 31, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)

☐	Rule 13d-1(c)

☐	Rule 13d-1(d)

*    The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 873168108

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Warren E. Buffett

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

NONE

	6	SHARED VOTING POWER

19,011,400

	7	SOLE DISPOSITIVE POWER

NONE

	8	SHARED DISPOSITIVE POWER

19,011,400

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

19,011,400

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.6%**

12	TYPE OF REPORTING PERSON*

IN, HC

**The percentages on each cover page are calculated (1) based on the number of shares of TXU Corp. common stock outstanding as of January 3, 2003, as reported in TXU Corp.’s proxy statement filed with the SEC on January 13, 2003, and (2) pursuant to Rule 13d-3(d)(1)(i).

Page 2 of 25 Pages

CUSIP No. 873168108

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Berkshire Hathaway Inc.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

NONE

	6	SHARED VOTING POWER

19,011,400

	7	SOLE DISPOSITIVE POWER

NONE

	8	SHARED DISPOSITIVE POWER

19,011,400

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

19,011,400

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.6%

12	TYPE OF REPORTING PERSON*

HC, CO

Page 3 of 25 Pages

CUSIP No. 873168108

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

OBH, Inc.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

NONE

	6	SHARED VOTING POWER

10,342,202

	7	SOLE DISPOSITIVE POWER

NONE

	8	SHARED DISPOSITIVE POWER

10,342,202

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,342,202

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

3.2%

12	TYPE OF REPORTING PERSON*

HC, CO

Page 4 of 25 Pages

CUSIP No. 873168108

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

National Indemnity Company

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

NONE

	6	SHARED VOTING POWER

8,441,063

	7	SOLE DISPOSITIVE POWER

NONE

	8	SHARED DISPOSITIVE POWER

8,441,063

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,441,063

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.6%

12	TYPE OF REPORTING PERSON*

IC, HC

Page 5 of 25 Pages

CUSIP No. 873168108

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

GEICO Corporation

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

NONE

	6	SHARED VOTING POWER

2,205,323

	7	SOLE DISPOSITIVE POWER

NONE

	8	SHARED DISPOSITIVE POWER

2,205,323

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,205,323

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.7%

12	TYPE OF REPORTING PERSON*

HC, CO

Page 6 of 25 Pages

CUSIP No. 873168108

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Government Employees Insurance Company

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

State of Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

NONE

	6	SHARED VOTING POWER

2,205,323

	7	SOLE DISPOSITIVE POWER

NONE

	8	SHARED DISPOSITIVE POWER

2,205,323

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,205,323

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.7%

12	TYPE OF REPORTING PERSON*

IC, CO

Page 7 of 25 Pages

CUSIP No. 873168108

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Berkshire Hathaway Life Insurance of Nebraska

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

NONE

	6	SHARED VOTING POWER

1,901,140

	7	SOLE DISPOSITIVE POWER

NONE

	8	SHARED DISPOSITIVE POWER

1,901,140

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,901,140

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.6%

12	TYPE OF REPORTING PERSON*

IC, HC

Page 8 of 25 Pages

CUSIP No. 873168108

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Cornhusker Casualty Company

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

NONE

	6	SHARED VOTING POWER

1,901,140

	7	SOLE DISPOSITIVE POWER

NONE

	8	SHARED DISPOSITIVE POWER

1,901,140

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,901,140

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.6%

12	TYPE OF REPORTING PERSON*

IC, CO

Page 9 of 25 Pages

CUSIP No. 873168108

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Benjamin Moore Pension

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

State of New Jersey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

NONE

	6	SHARED VOTING POWER

1,209,125

	7	SOLE DISPOSITIVE POWER

NONE

	8	SHARED DISPOSITIVE POWER

1,209,125

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,209,125

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.4%

12	TYPE OF REPORTING PERSON*

EP

Page 10 of 25 Pages

CUSIP No. 873168108

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

The Buffalo News Office Pension Plan

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

State of New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

NONE

	6	SHARED VOTING POWER

319,391

	7	SOLE DISPOSITIVE POWER

NONE

	8	SHARED DISPOSITIVE POWER

319,391

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

319,391

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12	TYPE OF REPORTING PERSON*

EP

Page 11 of 25 Pages

CUSIP No. 873168108

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

The Buffalo News Editorial Pension Plan

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

State of New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

NONE

	6	SHARED VOTING POWER

486,692

	7	SOLE DISPOSITIVE POWER

NONE

	8	SHARED DISPOSITIVE POWER

486,692

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

486,692

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12	TYPE OF REPORTING PERSON*

EP

Page 12 of 25 Pages

CUSIP No. 873168108

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

FlightSafety International Inc. Retirement Income Plan

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

State of New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

NONE

	6	SHARED VOTING POWER

562,737

	7	SOLE DISPOSITIVE POWER

NONE

	8	SHARED DISPOSITIVE POWER

562,737

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

562,737

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12	TYPE OF REPORTING PERSON*

EP

Page 13 of 25 Pages

CUSIP No. 873168108

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Fruit of the Loom Pension Trust

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

State of Kentucky

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

NONE

	6	SHARED VOTING POWER

1,026,615

	7	SOLE DISPOSITIVE POWER

NONE

	8	SHARED DISPOSITIVE POWER

1,026,615

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,026,615

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.3%

12	TYPE OF REPORTING PERSON*

EP

Page 14 of 25 Pages

CUSIP No. 873168108

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

GEICO Corporation Pension Plan Trust

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

State of Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

NONE

	6	SHARED VOTING POWER

4,334,600

	7	SOLE DISPOSITIVE POWER

NONE

	8	SHARED DISPOSITIVE POWER

4,334,600

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,334,600

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.3%

12	TYPE OF REPORTING PERSON*

EP

Page 15 of 25 Pages

CUSIP No. 873168108

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Johns Manville Corporation Master Pension Trust

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

State of Colorado

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

NONE

	6	SHARED VOTING POWER

5,323,193

	7	SOLE DISPOSITIVE POWER

NONE

	8	SHARED DISPOSITIVE POWER

5,323,193

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,323,193

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.6%

12	TYPE OF REPORTING PERSON*

EP

Page 16 of 25 Pages

CUSIP No. 873168108

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Justin Brands, Inc. Union Pension Plan & Justin Brands, Inc. Pension Plan & Trust

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

State of Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

NONE

	6	SHARED VOTING POWER

326,996

	7	SOLE DISPOSITIVE POWER

NONE

	8	SHARED DISPOSITIVE POWER

326,996

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

326,996

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12	TYPE OF REPORTING PERSON*

EP

Page 17 of 25 Pages

CUSIP No. 873168108

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Acme Brick Company Pension Trust

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

State of Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

NONE

	6	SHARED VOTING POWER

783,269

	7	SOLE DISPOSITIVE POWER

NONE

	8	SHARED DISPOSITIVE POWER

783,269

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

783,269

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12	TYPE OF REPORTING PERSON*

EP

Page 18 of 25 Pages

CUSIP No. 873168108

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Scott Fetzer Company Collective Investment Trust

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒

(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

State of Ohio

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

NONE

	6	SHARED VOTING POWER

532,319

	7	SOLE DISPOSITIVE POWER

NONE

	8	SHARED DISPOSITIVE POWER

532,319

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

532,319

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12	TYPE OF REPORTING PERSON*

EP

Page 19 of 25 Pages

SCHEDULE 13G

          This Schedule 13G is filed by the Reporting Persons solely to report their beneficial ownership of shares of common stock of TXU Corp. that are issuable upon the exchange of TXU Energy Company LLC exchangeable subordinated notes due 2012 held by certain of the Reporting Persons.

Item 1.
(a) Name of Issuer
TXU CORP.

(b) Address of Issuer’s Principal Executive Offices
Energy Plaza
1601 Bryan Street
Dallas, TX 75201-3411

Item 2(a).	Name of Person Filing:
Item 2(b).	Address of Principal Business Office:
Item 2(c).	Citizenship:

Warren E. Buffett
1440 Kiewit Plaza
Omaha, Nebraska 68131
United States Citizen

Berkshire Hathaway Inc.
1440 Kiewit Plaza
Omaha, Nebraska 68131
Delaware

OBH, Inc.
1440 Kiewit Plaza
Omaha, Nebraska 68131
Delaware

National Indemnity Company
3024 Harney Street
Omaha, Nebraska 68131
Nebraska

GEICO Corporation
1 Geico Plaza
Washington, D.C. 20076
Delaware

Government Employees Insurance Company
1 Geico Plaza
Washington, D.C. 20076
Maryland

Berkshire Life Insurance of Nebraska
3024 Harney Street
Omaha, Nebraska 68131
Nebraska

Cornhusker Casualty Company
3024 Harney Street
Omaha, Nebraska 68131
Nebraska

Benjamin Moore Pension
c/o Benjamin Moore
51 Chestnut Ridge Road
Montvale, New Jersey 07645
New Jersey

Page 20 of 25 Pages

The Buffalo News Office Pension Plan
c/o The Buffalo News
One News Plaza
Buffalo, New York 14240
New York

The Buffalo News Editorial Pension Plan
c/o The Buffalo News
One News Plaza
Buffalo, New York 14240
New York

FlightSafety International Inc. Retirement Income Plan
c/o FlightSafety International Inc.
LaGuardia Airport
Flushing, New York 11371
New York

Fruit of the Loom Pension Trust
c/o Fruit of the Loom
1 Fruit of the Loom Drive
Bowling Green, Kentucky 42102
Kentucky

GEICO Corporation Pension Plan Trust
c/o GEICO Corporation
1 Geico Plaza
Washington, D.C. 20076
Maryland

Johns Manville Corporation Master Pension Trust
c/o Johns Manville Corporation
717 17th Street
Denver, Colorado 80202
Colorado

Justin Brands, Inc. Union Pension Plan & Justin Brands, Inc. Pension Plan & Trust
c/o Justin Brands, Inc.
610 West Daggett
Fort Worth, Texas 76104
Texas

Acme Brick Company Pension Trust
c/o Acme Building Brands
2821 West 7th Street
Fort Worth, Texas 76107
Texas

Scott Fetzer Company Collective Investment Trust
c/o Scott Fetzer Companies
28800 Clemens Road
Westlake, Ohio 44145
Ohio

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

873168108

Page 21 of 25 Pages

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                    Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc., OBH, Inc.,  National Indemnity Company, GEICO Corporation and Berkshire Hathaway Life Insurance of Nebraska are each a Parent Holding Company or Control Person, in accordance with Rule 13d-1(b)(1)(ii)(G) (Note:  See Item 7).

Cornhusker Casualty Company and Government Employees Insurance Company are each an Insurance Company as defined in section 3(a)(19) of the Act.

                    Benjamin Moore Pension, The Buffalo News Office Pension Plan, The Buffalo News Editorial Pension Plan, FlightSafety International Inc. Retirement Income Plan, Fruit of the Loom Pension Trust, GEICO Corporation Pension Plan Trust, Johns Manville Corporation Master Pension Trust, Justin Brands, Inc. Union Pension Plan & Justin Brands, Inc. Pension Plan & Trust, Acme Brick Company Pension Trust and Scott Fetzer Company Collective Investment Trust are each an Employee Benefit Plan in accordance with Rule 13d-1(b)(1)(ii)(F).

The Reporting Persons together are a Group in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.	Ownership

                    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount beneficially Owned
See the Cover Pages for each of the Reporting Persons.

(b) Percent of Class
See the Cover Pages for each of the Reporting Persons.

(c) Number of shares as to which such person has:
(i) sole power to vote or to direct the vote
(ii) shared power to vote or to direct the vote
(iii) sole power to dispose or to direct the disposition of
(iv) shared power to dispose or to direct the disposition of

See the Cover Pages for each of the Reporting Persons.

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

See Exhibit A.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit A.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 22 of 25 Pages

SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2003	/S/ WARREN E. BUFFETT

Warren E. Buffett

BERKSHIRE HATHAWAY INC.

Dated: February 14, 2003	/S/ WARREN E. BUFFETT

By: Warren E. Buffett
Title: Chairman of the Board

OBH, INC.

Dated: February 14, 2003	/S/ WARREN E. BUFFETT

By: Warren E. Buffett
Title: Chairman of the Board

NATIONAL INDEMNITY COMPANY

Dated: February 14, 2003	/S/ WARREN E. BUFFETT

By: Warren E. Buffett
Title: Chairman of the Board

GEICO CORPORATION

Dated: February 14, 2003	/S/ WARREN E. BUFFETT

By: Warren E. Buffett
Title: Chairman of the Board

GOVERNMENT EMPLOYEES INSURANCE COMPANY

Dated: February 14, 2003	/S/ WARREN E. BUFFETT

By: Warren E. Buffett
Title: Chairman of the Board

BERKSHIRE HATHAWAY LIFE INSURANCE OF NEBRASKA

Dated: February 14, 2003	/S/ MARC D. HAMBURG

By: Marc D. Hamburg
Title: Treasurer

Page 23 of 25 Pages

CORNHUSKER CASUALTY COMPANY

Dated: February 14, 2003	/S/ RODNEY ELDRED

By: Rodney Eldred
Title: President and Chief Executive Officer

BENJAMIN MOORE PENSION

Dated: February 14, 2003	/S/ YVAN DUPUY

By: Yvan Dupuy
Title: President and Chief Executive Officer, Benjamin Moore

THE BUFFALO NEWS OFFICE PENSION PLAN

Dated: February 14, 2003	/S/ STANFORD LIPSEY

By: Stanford Lipsey
Title: President and Chief Executive Officer, The Buffalo News

THE BUFFALO NEWS EDITORIAL PENSION PLAN

Dated: February 14, 2003	/S/ STANFORD LIPSEY

By: Stanford Lipsey
Title: President and Chief Executive Officer, The Buffalo News

FLIGHTSAFETY INTERNATIONAL INC. RETIREMENT INCOME PLAN

Dated: February 14, 2003	/S/ AL UELTSCHI

By: Al Ueltschi
Title: President and Chief Executive Officer, FlightSafety International, Inc.

FRUIT OF THE LOOM PENSION TRUST

Dated: February 14, 2003	/S/ JOHN HOLLAND

By: John Holland
Title: President and Chief Executive Officer, Fruit of the Loom

GEICO CORPORATION PENSION PLAN TRUST

Dated: February 14, 2003	/S/ LOU SIMPSON

By: Lou Simpson
Title: President and Chief Executive Officer, GEICO Corporation

Page 24 of 25 Pages

JOHNS MANVILLE CORPORATION MASTER PENSION TRUST

Dated: February 14, 2003	/S/ JERRY HENRY

By: Jerry Henry
Title: President and Chief Executive Officer, Johns Manville Corporation

JUSTIN BRANDS, INC. UNION PENSION PLAN & JUSTIN BRANDS, INC.
PENSION PLAN & TRUST

Dated: February 14, 2003	/S/ RANDY WATSON

By: Randy Watson
Title: President and Chief Executive Officer, Justin Brands, Inc.

ACME BRICK COMPANY PENSION TRUST

Dated: February 14, 2003	/S/ HAROLD MELTON

By: Harold Melton
Title: President and Chief Executive Officer, Acme Building Brands

SCOTT FETZER COMPANY COLLECTIVE INVESTMENT TRUST

Dated: February 14, 2003	/S/ KEN SEMELSBERGE

By: Ken Semelsberge
Title: President and Chief Executive Officer, Scott Fetzer Companies

Page 25 of 25 Pages